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                                     PROXY
                              NETMOVES CORPORATION
          PROXY FOR SPECIAL MEETING OF STOCKHOLDERS, FEBRUARY 8, 2000
                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                      OF DIRECTORS OF NETMOVES CORPORATION

    The undersigned stockholder of NetMoves Corporation, a Delaware corporation, hereby revokes all previous proxies, acknowledges receipt of the Notice of
Special Meeting of Stockholders to be held on           , 2000 and the Proxy
Statement/Prospectus, each dated           , 2000, and hereby appoints Thomas F.
Murawski, Chairman, President and Chief Executive Officer, and Peter S. Macaluso, Vice President and Chief Financial Officer, and each of them, as the proxy of the undersigned, with full power of substitution, to vote on behalf and in the name of the undersigned at the Special Meeting of Stockholders of
NetMoves Corporation to be held on           , 2000, at 11:00 a.m., local time,
at                                     , and at any and all continuation(s),
adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the following manner:

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        1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 11, 1999, by and among Mail.com, Inc., a Delaware corporation ("Mail.com"), Mast Acquisition Corp., a Delaware corporation, and NetMoves Corporation, a Delaware corporation ("NetMoves"), and approve the merger of Mast Acquisition Corp., a wholly-owned subsidiary of Mail.com, with and into NetMoves as a result of which NetMoves will become a wholly-owned subsidiary of Mail.com. In the merger, each outstanding share of NetMoves common stock will be converted into the right to receive 0.385336 shares of Mail.com
    Class A common stock.

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    In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the special meeting or any and all continuation(s), adjournment(s) or postponement(s) thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL AND, IN ACCORDANCE WITH THE BEST JUDGMENT OF SAID PROXIES, ON SUCH OTHER MATTER(S) AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [  ].

    This proxy should be completed, dated and signed by the stockholder exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. No postage is needed if mailed in the United States. Persons signing in a fiduciary capacity should so indicate. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person. If shares are held by joint tenants or as community property, both should sign.

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Date:                                                        Signature:
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